Exhibit 4.62

Letter of Agreement

Party A:	Global Sources Properties (Shenzhen) Co., Ltd.
Company Registration No.:	440301503236702
Authorized Representative:	Sandy Ng

Party B:	Shenzhen Sihai Hengtong Investment Holding Group Co., Ltd.
Company Registration No.:	440301109864653
Authorized Representative:	Huang Chunxiang
Party C:	Shenzhen Sihai Hengtong Property Co., Ltd.
Company Registration No.:	440301109337146
Authorized Representative:	Huang Chunxiang
(Party A, Party B and Party C hereinafter separately referred to as “Party”, collectively referred to as “Parties”)

Whereas:

A.
In the matter of Party B purchases from Party A the entire properties of the 50th Floor of Shenzhen International Chamber of Commerce Tower (hereinafter referred to as “Property”) owned by Party A, Party A and Party B entered into the Letter of Intent for Assignment of Property of the 50 Floor of Shenzhen International Chamber of Commerce Tower (hereinafter referred to as “LOI”) on 6th July, 2015, and Party B  paid RMB 20,000,000 as the deposit to Party A. And

B.
Since Party B arranged Party C to be the transferee of the Property and Party A agreed such alteration, therefore all Parties to this Agreement entered into an agreement on 21st August, 2015 (hereinafter referred to as “No.1508 Agreement”).

C.	Now Party B proposes to alter the transferee of the Property to Party B again, Party A agrees Party B’s such request.

Therefore, to clarify the rights and obligations of each Party, via Parties’ negotiation and under free will, with respect to alteration of the transferee again and the arrangements of relevant contractual performances, Parties agree on the terms and conditions as follows:

1.
All Parties jointly agree that upon execution of this Agreement, No.1508 Agreement shall be rescinded. For the avoidance of doubts, the rescission of No.1508 Agreement means No.1508 Agreement is cancelled as if it has not been signed throughout and any part of the No.1508 Agreement which has been performed shall be restored to the original status. The meanings for rescissions of other agreements or contracts referred to under this Agreement shall have the meaning as defined for the rescission of No.1508 Agreement above.

2.	Based on Article 1 of this Agreement, therefore:

2.1
The signing and performing parties to the LOI are still Party A and Party B (Party B has not been altered to Party C throughout). The deposit of RMB 20,000,000, which has been paid by Party B to Party A, is still paid by Party B, and the Declaration regarding Payment on behalf of Others issued by Party B and Party C, has been inoperative throughout.

2.2
The Escrow Agreement of the Transaction Funds for Property Sale and Purchase (No. 201575557601), which was executed by Party A, Party C and China Merchants Bank Shenzhen Central Business Branch shall be rescinded.

2.3	The Second-Hand Real Estate Sales Contract of ShenZhen Municipality for eight units of the Property, which was executed by Party A and Party C on 1st September, 2015 shall be rescinded.

2.4
The Supplementary Agreement of Assignment of Property of the 50th Floor of Shenzhen International Chamber of Commerce Tower, which was executed by Party A and Party C on 1st September, 2015 shall be rescinded.

3.
On the day when executing this Agreement, Party A, Party B and the escrow bank shall re-sign the Escrow Agreement of the Transaction Funds for Property Sale and Purchase; Party A and Party B shall re-sign the Second-Hand Real Estate Sales Contract of ShenZhen Municipality for eight units of the Property; and Party A and Party B shall also re-sign the Supplementary Agreement of Assignment of Property of the 50th Floor of Shenzhen International Chamber of Commerce Building.

4.
Upon the execution of this Agreement, Party C shall assume the irrevocable joint and several liability in favor of Party A for Party B’s obligations under the LOI and the Sales Contracts signed according thereto.

5.
All Parties further confirm that the Tripartite Escrow Agreement, which was executed by Party A, Party B and King & Wood Mallesons (Shenzhen office) regarding the escrow of the original of the Property Title Certificate on 8th July, 2015 remains unaltered and all Parties will implement the Tripartite Escrow Agreement.

6.
Due to the multiple alterations of the Property transferee, Party B agrees to compensate Party A’s extra legal costs of RMB 80,000. Party B shall pay such legal costs RMB 80,000 to Party A’s bank account (subject to the actual arrival) before submitting Property materials to the land authorities for Property title transfer registration. Otherwise, Party B shall pay the liquidated damages being 0.05% of the amount of RMB 80,000 per delayed day until the full amount is paid. After Party A receives the afore-mentioned compensation for legal costs, Party A will provides Party B with the business tax invoice (Fapiao) recording the corresponding amount.

7.	This Agreement takes effect upon execution by all Parties and shall be executed in three sets of original copies. Each Party shall hold one set of this Agreement.

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[Execution page of Letter of Agreement]

Party A:	Global Sources Properties (Shenzhen) Co., Ltd.
(Company chop)
Legal Representative / Authorized Representative: (Signature)

Party B:	Shenzhen Sihai Hengtong Investment Holding Group Co., Ltd.
(Company chop)
Legal Representative / Authorized Representative: (Signature)

Party C:	Shenzhen Sihai Hengtong Property Co., Ltd.
(Company chop)
Legal Representative / Authorized Representative: (Signature)

This Letter of Agreement is executed in Shenzhen, PRC

Execution date:  30 October  2015